Exhibit 99.1

Media Contact:
Sean Reid
Cognos, 613-738-1440
Sean.reid@cognos.com

Investor Relations:
John Lawlor
613-738-3503
john.lawlor@cognos.com

NASDAQ Panel Acknowledges Cognos® Compliance

with NASDAQ’s Filing Requirement

OTTAWA, ON and BURLINGTON, MA, August 8, 2006 — Cognos (NASDAQ: COGN; TSX: CSN), a world leader in business intelligence and performance management solutions, today announced that it received a letter from NASDAQ on August 7, 2006 stating that the NASDAQ Listing Qualifications Panel acknowledged Cognos’ compliance with NASDAQ’s filing requirement, as set forth in Marketplace Rule 4310(c)(14), based upon its most recent filing of its Annual Report on Form 10-K for the fiscal year ended February 28, 2006 and its Quarterly Report on Form 10-Q for the period ended May 31, 2006 with the U.S. Securities and Exchange Commission. Accordingly, Cognos is in full compliance with all NASDAQ requirements.

About Cognos:

Cognos, the world leader in business intelligence and performance management solutions, provides world-class enterprise planning and BI software and services to help companies plan, understand and manage financial and operational performance.

Cognos brings together technology, analytical applications, best practices, and a broad network of partners to give customers a complete performance system. The Cognos performance system is an open and adaptive solution that leverages an organization’s ERP, packaged applications, and database investments. It gives customers the ability to answer the questions – How are we doing? Why are we on or off track? What should we do about it? – and enables them to understand and monitor current performance while planning future business strategies.

Cognos serves more than 23,000 customers in more than 135 countries, and its top 100 enterprise customers consistently outperform market indexes. Cognos performance management solutions and services are also available from more than 3,000 worldwide partners and resellers. For more information, visit the Cognos Web site at http://www.cognos.com.

Cognos and the Cognos logo are trademarks or registered trademarks of Cognos Incorporated in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Note to Editors: Copies of previous Cognos press releases and Corporate and product information are available on the Cognos Web site at www.cognos.com, and at PR Newswire’s site at www.prnewswire.com.

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